Exhibit 10.2

October 15, 2002

Mr. Allen Palmiere
R.R. #5
Georgetown, Ontario
L7G 4S8

Dear Allen:

     This letter (the “Agreement”) shall serve to set forth our mutual understanding and agreement as at October 15, 2002 (the “Effective Date”) regarding your continued employment as Vice President, Chief Financial Officer, of Zemex Corporation (the “Corporation”), pursuant to the following terms and conditions:

1.	Definitions. Unless otherwise defined herein, capitalized terms have the meaning set out in Schedule “A” annexed to this Agreement.

2.	Term. This Agreement and your employment shall continue from the Effective Date for an indefinite term unless terminated in accordance with the terms and conditions set forth in this Agreement.

3.	Duties. Subject always to the control and direction of the Board in accordance with the Corporation’s corporate governance practices from time to time, you shall:

(a)	faithfully serve the Corporation and carry out those responsibilities as are necessary to perform the functions associated with the position of Vice President, Chief Financial Officer;

(b)	devote all of your working time, skill, experience and attention to carry out the responsibilities consistent with the position of Vice President, Chief Financial Officer and not at any time engage in conduct which would significantly interfere with the performance of your duties or which would constitute a conflict with the interest of the Corporation or its affiliates;

(c)	comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies; comply with the Corporation’s rules, procedures, policies, requirements and directions; and not engage in any other business or employment without the written consent of the President, except as otherwise specifically provided herein, it is being understood that the management of your personal investment and affairs not relating to the business shall not contravene your obligations under this Agreement.

4.	Remuneration. As compensation for the performance of your duties hereunder:

(a)	the Corporation shall pay to you a salary at the rate of Cdn$264,000.00 per annum (the “Base Salary”), payable bi-weekly in arrears less those deductions, withholdings or contributions which are required by law. Your Base Salary shall be reviewed by the Chief Executive Officer and may be increased by such amount as the Chief Executive Officer in his or her sole discretion shall determine; and

(b)	you shall be entitled to participate in any incentive compensation plan which is implemented by the Corporation in the manner and to the extent that senior executives of the Corporation are permitted to participate as determined by the Board.

5.	Expenses. The Corporation shall reimburse you for all out-of-pocket expenses reasonably and properly incurred by you in connection with your duties hereunder, provided that you shall furnish in a timely manner to the Corporation statements and reports for all such expenses.

6.	Benefits. You shall be entitled to continue to participate in all of the employee Benefit Plans for senior management of the Corporation resident in Canada in effect from time to time (the “Benefit Plans”) in accordance with the terms of such Benefit Plans. It is understood and agreed that the Benefit Plans may be amended by the Corporation from time to time. Your vacation entitlement will continue to be covered by company policy in effect as of the Effective Date.

7.	Stock Options. In addition to any Options held by you as at the Effective Date, you shall be eligible for consideration to participate in and receive Options pursuant to the Stock Option Plan and any other share compensation arrangements of the Corporation in effect from time to time in which senior management of the Corporation resident in Canada are generally eligible to participate.

8.	Pension and Supplemental Pension Arrangement. With respect to your eligibility for participation in the U.S. Pension Plan, the Corporation is prepared to make the following arrangements:

(a)	the Corporation will use its best efforts to include you as a participant in the U.S. Pension Plan in accordance with the terms thereof, as such may be amended from time to time. In addition, the Corporation shall provide you with a one time lump sum payment of U.S. $150,000.00 within ten (10) days of the Effective Date; or,

(b)	in the alternative that the Corporation is unable to include you in the U.S. Pension Plan, the parties agree that you shall retain the above lump sum payment and any further consideration to which the parties mutually agree. For further clarity, should the Corporation be unable to include you in the U.S. Pension Plan, only this Article 8 will be renegotiated. The remaining terms and conditions shall remain in force.

9.	Termination.

9.1	Your employment hereunder may be terminated by either the Corporation or by you, as the case may be, exercised by notice in writing at any time upon the happening of any of the following events, in which event your employment shall terminate upon the date specified in such notice:

(a)	by the Corporation for Cause;

(b)	by the Corporation in the event of your death;

(c)	by the Corporation without Cause (and other than for the circumstances in paragraph 9.1(b) or 9.1(d) or 9.1(e) or 9.2), in which case you will receive the following:

(i)	a lump sum equivalent to eighteen (18) months (the “Notice Period”) Base Salary payable at the date of termination;

(ii)	an amount in lieu of the value of any bonus contemplated under paragraph 4(b) that you would have earned had you been employed for the length of the Notice Period (calculated based on an average of the annual bonus, if any, payable to you in respect of each of the three fiscal years of the Corporation ending immediately prior to your termination date);

(iii)	continuation, during the Notice Period or until such time as you secure alternate comparable benefits, of your participation in the Benefit Plans (excluding short-term disability, long-term disability and life insurance benefits which shall cease on the date of termination) in which you participated at the date of termination or if a plan or program does not permit the continuance of all or some of the benefits for some or all of the Notice Period, the Corporation shall make other arrangements at its own expense to make substantially similar benefits available to you. The Corporation’s obligation hereunder is conditional on you continuing to pay your share, if any, of the premiums;

(iv)	all Options will vest immediately upon the date of termination and will cease to be exercisable at the later of the expiry date of the Option and the end of the Notice Period provided that the maximum term of any such Option shall not exceed the period permitted by the Stock Option Plan; and,

(v)	entitlement to suitable outplacement counselling services selected by the Corporation for which the Corporation shall pay reasonable costs, up to a maximum of 10% of your annual Base Salary in effect immediately prior to your dismissal. Notwithstanding the foregoing provisions of this Section 9.1(c)(v), at your option, the cost to the Corporation of such outplacement counselling services shall be converted to a lump sum amount and shall be paid to you immediately.

(d)	by the Corporation, in the event of your Disability, in which case, you shall be entitled, to the extent you continue to qualify, to receive the long term disability benefits for executives of the Corporation in effect at such time in lieu of any other compensation whatsoever, together with all amounts owing to the effective date of termination; or

(e)	by you, by giving two (2) month’s written notice to the Corporation.

9.2	In lieu of and not in addition to the termination payments and benefits provided in paragraph 9.1 herein, if a Change in Control occurs and if, a Triggering Event occurs on or before the Expiry Date, you shall be entitled to elect to terminate your employment with the Corporation and to receive the following:

(a)	an amount equal to 200% of your annual Base Salary in effect immediately prior to the Triggering Event;

(b)	200% of the average of the annual bonus, if any, payable to you in respect of each of the three fiscal years of the Corporation ending immediately prior to the Triggering Event;

(c)	continuation of the Benefit Plans, as they exist immediately prior to the Triggering Event for a period of twenty-four (24) months after your election to terminate your employment pursuant to paragraph 9.2 or until such time as you secure comparable alternate benefits, whichever first occurs. Notwithstanding the provisions of this paragraph 9.2(c), at your option on the date of termination, the cost to the Corporation of such Benefit Plans, or any part of the benefits under such Benefit Plans as shall be specified by you, shall be converted to a lump sum amount and shall be paid to you effective immediately; and

(d)	entitlement to suitable outplacement counselling services selected by the Corporation for which the Corporation shall pay reasonable costs, up to a maximum of 10% of your annual Base Salary in effect immediately prior to your dismissal. Notwithstanding the foregoing provisions of this paragraph 9.2(d), at your option, the cost to the Corporation of such outplacement counselling services shall be converted to a lump sum amount and shall be paid to you immediately.

9.3	The terms and conditions contained in 9.2 shall not apply if the Triggering Event follows a Change in Control which involves the sale of securities or assets of the Corporation with which you are involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase – leaseback financing).

9.4	All termination rights provided for in paragraph 9.2 are conditional upon you electing to exercise such rights by notice given to the Corporation up to six (6) months after the Expiry Date and are exercisable only if you do not resign from your employment with the Corporation or the subsidiary (other than at the request of the Corporation or the subsidiary) and do not actively seek alternate employment, in each case for at least 180 days following the date of the Change in Control.

9.5	Any payment to be made by the Corporation pursuant to the terms of paragraph 9 shall be made by the Corporation in cash in a lump sum within five (5) business days of the giving of notice by you pursuant to paragraph 9.2 or within five (5) business days of the dismissal from your employment as referred to in paragraph 9.1(c). Notwithstanding the foregoing provisions of this paragraph 9.5, at your option, a payment, or any part thereof as shall be specified by you, to be made to you shall be deferred to such date or dates as shall be designated in writing by you. The Corporation shall list the items making up a payment calculated as provided for in paragraph 9 and shall support the calculation of such amount.

10.	Mitigation. You shall not be required to mitigate the amount of any payments provided for under paragraph 9.1(c) or 9.2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in such paragraph be reduced by any compensation earned by you as a result of employment by another employer after the effective date of termination, or otherwise.

11.	Release. Each of the Corporation and you confirm that the provisions of paragraph 9.1(c) or 9.2 are reasonable and the total amount payable as outlined therein is an amount which has been agreed between them to be payable hereunder and is a reasonable estimate of the damages which will be suffered by you in the event of a termination without Cause and shall not be construed as a penalty. You agree to accept the payment provided for in paragraph 9.1(c) or 9.2 in full satisfaction of any and all claims you have or may have against the Corporation and you agree to release the Corporation with respect to same upon payment of said sum.

12.	Confidential Information. You agree that all right, title and interest in and to the Confidential Information shall remain the exclusive property of the Corporation and the Confidential Information shall be held in trust by you for the benefit of the Corporation. You shall not, directly or indirectly, use or exploit the Confidential Information for any operational, commercial or other purpose whatsoever or in any manner detrimental to the Corporation or disclose, disseminate, impart or grant access to the Confidential Information to any person for any purpose.

You shall not copy, reproduce in any form or store in any retrieval system or database the Confidential Information without the prior written consent of the Corporation, except for such copies, reproductions and storage as may be reasonably required internally by you for the purpose for which you receive the Confidential Information. You shall return all Confidential Information to the Corporation on the termination of your employment or at any other time as may be requested.

13.	Non-solicitation. You shall not during the term of this Agreement and for a period of twelve (12) months following termination of employment for any reason on your own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone or through or in connection with any Person:

(a)	contact, deal with, pursue, accept, receive or solicit any business from any person who you know to be a prospective, current or former client (a “Client”) of the Corporation for the purpose of selling to the Client any products or services that are the same as or substantially similar to, or in any way competitive with, the products or services sold or intended to be sold by the Corporation, to your knowledge;

(b)	solicit the employment or engagement of or otherwise entice away from the employment of the Corporation or any affiliate any individual who is employed by the Corporation or any affiliate at the relevant time;

(c)	procure or assist any Person to solicit the employment or engagement of or otherwise entice away from the employment of the Corporation or any affiliate any individual who is employed by the Corporation. It is understood, however, that the giving of a reference, whether verbal or written, by you to a potential third party, on behalf of an employee will not constitute a breach of paragraph 13(b).

14.	Survival. Notwithstanding the termination of this Agreement, (a) neither party shall be released from any obligation that accrued prior to the date of termination and more; and (b) each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement and more particularly, but not limited to, paragraphs 9, 12 and 13 hereof.

15.	Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations shall be assignable by either party without the prior written consent of the other party hereto.

16.	Amendment and Waiver. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

17.	Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.

18.	Severability. If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

19.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contemplated herein and supersedes and replaces any provision of any other document heretofore entered into by them with respect to the subject matter of this Agreement, including but not limited to the Supplemental Retirement Plan for key employees dated January 1, 2001 and the Change in Control Agreement dated October 1, 1999.

20.	Independent Legal Advice. You acknowledge that you have been advised to obtain, and that you have obtained or have been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that you understand the nature and consequences of this Agreement.

21.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

22.	Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

     If the foregoing correctly sets forth your understanding with respect to your employment by the Corporation, please so indicate by signing where indicated below.

ZEMEX CORPORATION

	By:	/s/ Richard L. Lister

Name: Dr. Richard Lister
Title: President and Chief Executive Officer

AGREED AND ACCEPTED as of the date first written above

/s/ Allen J. Palmiere

Allen Palmiere

SCHEDULE “A”

Definitions

     In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed thereto in the Securities Act (Ontario).

“Board” shall mean the board of directors of the Corporation.

“Business Day” means a day other than a Saturday, Sunday, statutory holiday or other day on which banks are generally closed in Toronto.

“Cause” shall mean any act or omission by you which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an Executive.

“Change of Control” means a transaction or series of transactions whereby directly or indirectly:

(i)	any person or combination of persons (other than Dundee Bancorp Inc. or any affiliate thereof) acting jointly or in concert obtains a sufficient number of securities of the Corporation to affect materially the control of the Corporation;

(ii)	if the Executive is primarily employed by the Corporation, the Corporation shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, any other person (other than a subsidiary of the Corporation) or any other person (other than a subsidiary of the Corporation) shall consolidate or merge with or into, or amalgamate with or enter into a statutory arrangement with, the Corporation, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Corporation or any other person or for cash or any other property;

(iii)	if the Executive is primarily employed by the Corporation, the Corporation shall be liquidated or dissolved or shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Corporation and its subsidiaries as at the end of the most recently completed financial year of the Corporation or (B) which during the most recently completed financial year of the Corporation generated, or during the then current financial year of the Corporation are expected to generate, more than 50% of the consolidated operating income or cash flow of the Corporation and its subsidiaries, to any other person or persons (other than the Corporation or one or more of its subsidiaries);

(iv)	if the Executive is primarily employed by a Subsidiary, the Subsidiary shall be liquidated or dissolved or shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Subsidiary and its subsidiaries as at the end of the most recently completed financial year of the Subsidiary or (B) which during the most recently completed financial year of the Subsidiary generated, or during the then current financial year of the Subsidiary are expected to generate, more than 50% of the consolidated operating income or cash flow of the Subsidiary and its subsidiaries, to any other person or persons (other than the Corporation, the Subsidiary or one or more of its subsidiaries);

(v)	if the Executive is primarily employed by the Corporation, the Corporation shall issue common shares from the treasury of the Corporation to any person or company other than Dundee Bancorp Inc. or any affiliate thereof in a sufficient number to affect materially the control of the Corporation;

(vi)	if the Executive is primarily employed by a Subsidiary, (A) a transfer of shares of the Subsidiary or (B) the issue of treasury shares of the Subsidiary, in either case having the result that any person or combination of persons acting jointly or in concert beneficially owns shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 49.9% or more of the votes attaching to all shares of the Subsidiary which may be cast to elect directors of the Subsidiary;

(vii)	the Incumbent Directors cease to represent a majority of the members of the Board of Directors.

for the purposes of (i) and (v) above, a person or combination of persons acting jointly or in concert or beneficially owning common shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 20% or more of the votes attaching to all shares of the Corporation which may be cast to elect directors of the Corporation, (the “Voting Shares”) shall be deemed to be in a position to affect materially the control of the Corporation.

“Confidential Information” means non-public information not generally known about the Corporation and/or its affiliates, which the Corporation and/or any of its affiliates desires to protect and keep secret and confidential (including information and trade secrets conceived, originated, discovered or developed by the officers, executives or consultants either employed by or retained by the Corporation or its affiliates) concerning the business and affairs of the Corporation and/or its affiliates including, without limitation:

(a)	knowledge of all business or financial opportunities which are or may be available to the Corporation and/or its affiliates;

(b)	all inventions and product enhancements and developments; or

(c)	the present and contemplated plans, strategies, costs, prices, systems, pricing policies and financial information used by the Corporation or its affiliates in connection with its business and client lists and information concerning the customers of the Corporation and/or its affiliates, their names, addresses, needs and preferences.

It is understood, however, that Confidential Information shall not include Confidential Information that becomes part of the public domain by publication or otherwise, not due to any unauthorized act or omission by you.

“Disability” shall mean your inability to substantially fulfil your duties on behalf of the Corporation such that you have been approved for long term disability benefits pursuant to the Corporation’s long term disability plan.

“Expiry Date” means thirty months after a Change in Control occurs.

“Incumbent Directors” means the members of the Board holding office at the Effective Date and any additional directors appointed by or with the consent of a majority of the Incumbent Directors.

“Options” means those options granted to the Executive pursuant to the Stock Option Plan.

“Stock Option Plan” means the Corporation’s stock option plan as the same is in effect at any relevant time.

“Subsidiary” shall have the meaning ascribed thereto in the Securities Act (Ontario).

“Triggering Event” means any one of the following events which occurs without the express or original agreement of the Executive:

(i)	an adverse change in any of the duties, rights, discretion, salary or benefits of the Executive as they exist at the date of this Agreement; or

(ii)	a diminution of the title of the Executive as it exists at the date of this Agreement; or

(iii)	a change in the person or body to whom the Executive reports at the date of this Agreement, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business; or

a change in the municipality at which the Executive is regularly required to carry out the terms of this employment with the Corporation at the date of this Agreement unless the Executive’s terms of employment include the obligation to receive geographic transfers from time to time in the normal course of business.